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Constellation Brands Increases Free Cash Flow Guidance due to Foreign Exchange Hedge Gains

•	Net cash proceeds expected to reduce borrowings
•	Company updates reported basis diluted earnings per share guidance

FAIRPORT, N.Y., Dec. 2, 2008– Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), the world’s largest wine company and a leading international producer and marketer of beverage alcohol, today reported that it has closed out certain foreign currency hedges to take advantage of the recent strength of the U.S. dollar, resulting in a net cash inflow. The net proceeds are expected to be used to reduce borrowings. As a result, the company is increasing its fiscal 2009 free cash flow guidance and lowering reported diluted EPS guidance.

“As the company continues to refine certain of its international businesses, it has been reducing its foreign exchange exposure by adjusting the amount of corporate parent loans to its operating companies around the world,” explained Bob Ryder, Constellation Brands chief financial officer. “We have accelerated these activities primarily to take advantage of the recent change in foreign currency rates.”

The company expects to realize approximately $50 million in after-tax cash proceeds from the settlement of the hedge transactions, which will increase the company’s fiscal 2009 free cash flow guidance from $310-$340 million to $360-$390 million. The company’s pre-tax income will not be impacted by these transactions, although the company will pay taxes on the hedge gains.

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Consequently, the company expects to recognize a $0.20 diluted EPS impact for reported fiscal 2009 results. This impact will be excluded from the company’s comparable basis fiscal 2009 diluted EPS.

Outlook

The table below sets forth management’s current diluted earnings per share expectations for fiscal 2009 on a reported basis and a comparable basis.

Diluted Earnings Per Share Outlook

	Reported Basis	Comparable Basis
	FY 09 Estimate	FY 09 Estimate
Fiscal Year Ending Feb. 28, 2009	$0.63 - $0.71	$1.68 - $1.76

The above guidance is based on information previously provided, taking into account the developments described above. In addition to the diluted EPS impact on the hedge transactions, the change in the company’s fiscal 2009 reported basis diluted earnings per share guidance includes, and is limited to, the following:

•
Tax rate: approximately 60 percent on a reported basis, due to the company’s inability to recognize tax benefits on net operating losses primarily associated with the Australian initiative and the recognition of income tax expense in connection with the favorable settlement of certain foreign currency hedges. The comparable basis tax rate is expected to be 37 percent.

Explanations

Reported basis diluted earnings per share are as reported under generally accepted accounting principles. Diluted earnings per share on a comparable basis (“comparable”), exclude restructuring charges, acquisition-related integration costs and unusual items. The company’s measure of segment profitability excludes restructuring charges, acquisition-related integration costs and unusual items, which is consistent with the measure used by management to evaluate results.

The company also discusses additional non-GAAP measures in this news release, including free cash flow.

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

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About Constellation Brands

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol in the wine, spirits and imported beer categories, with significant market presence in the U.S., Canada, U.K., Australia and New Zealand. Based in Fairport, N.Y., the company has more than 250 brands, sales in about 150 countries and operates approximately 50 facilities worldwide. It is also the largest wine producer in the world and an S&P 500 Index and Fortune 500® company. Major brands in the company’s portfolio include Corona, Black Velvet, SVEDKA Vodka, Robert Mondavi, Clos du Bois, Ravenswood, Blackstone, Hardys, Banrock Station, Nobilo, Kim Crawford, Inniskillin, Jackson-Triggs and Arbor Mist. To learn more about the company and its products, visit Constellation’s Web site at www.cbrands.com.

Forward-Looking Statements

The statements and estimates in this news release under the heading Outlook replace in their entirety the statements and estimates set forth under the heading Outlook in the company’s news release dated Oct. 2, 2008.

The statements made under the heading Outlook, as well as all other statements set forth in this news release which are not historical facts regarding Constellation's business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, or information concerning expected actions of third parties, are forward-looking statements (collectively, the "Projections") that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

The Projections are as of Dec. 2, 2008, and to the best of the company’s knowledge, timely and accurate when made. After Dec. 4, 2008, the Projections should be considered historical and not subject to update by the company to reflect subsequent developments.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	successful integration of acquired businesses, realization of expected synergies and completion of various portfolio actions;

•	achievement of all expected cost savings from the company's various restructuring plans and realization of expected asset sale proceeds from the sale of inventory and other assets;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs and capital investment requirements;

•
final management determinations and independent appraisals may vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the company's acquisitions and from estimates of goodwill and intangible asset impairment charges;

•
restructuring charges, acquisition-related integration costs, other one-time costs and purchase accounting adjustments associated with integration and restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

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•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;

•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

•	general economic, geo-political and regulatory conditions or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position or effective tax rate;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and

•
other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2008, which could cause actual future performance to differ from current expectations.

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Constellation Brands, Inc. and Subsidiaries
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP"). However, non-GAAP financial measures, as defined in the reconciliations below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the year ending February 28, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of the historical non-GAAP financial measures.

Fiscal Year 2009	Range for the Year
Diluted Earnings Per Share Guidance	Ending February 28, 2009

Forecasted diluted earnings per share - reported basis (GAAP)	$0.63	$0.71
Inventory step-up	0.05	0.05
Strategic business realignment(1)	0.78	0.78
Other(2)	0.22	0.22
Forecasted diluted earnings per share - comparable basis (Non-GAAP)(3)	$1.68	$1.76

(1)
Includes $0.54, $0.08, $0.06, $0.06, $0.02 and $0.01 diluted earnings per share for the year ending February 28, 2009, associated with the Australian Initiative, the loss in connection with the disposal of the Pacific Northwest wine brands, the Fiscal 2008 Plan, the Fiscal 2007 Wine Plan, the loss in connection with the sale of a nonstrategic Canadian distilling facility, and other previously announced restructuring plans, respectively.(3)

(2)
Includes $0.20 and $0.02 diluted earnings per share for the year ending February 28, 2009, associated with the recognition of income tax expense in connection with the favorable settlement of certain foreign currency hedges and the Australian initiative for impairment of an equity method investment, respectively.(3)

(3)	May not sum due to rounding as each item is computed independently.

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

Fiscal Year 2009 Free Cash Flow Guidance	Range for the Year Ending February 28, 2009

Net cash provided by operating activities (GAAP)	$510.0	$560.0
Purchases of property, plant and equipment	(150.0)	(170.0)
Free cash flow (Non-GAAP)	$360.0	$390.0